FOR IMMEDIATE RELEASE

Cleveland BioLabs Announces Annual Meeting

Retains Michael Kurman, MD as Chief Medical Officer;
Yakov Kogan, Ph.D. Appointed Chief Operating Officer

Buffalo, NY — February 8, 2008 - Cleveland BioLabs, Inc. (NASDAQ:CBLI) today announced that the Company will hold its 2008 annual stockholders meeting on April 29, 2008 in Buffalo, NY for stockholders of record as of March 18, 2008. The Company will distribute proxy materials to all eligible stockholders.

In other news, the Company has retained Michael Kurman, MD to consult as Chief Medical Officer. Dr. Kurman is responsible for all of the Company’s clinical development activities, including strategic direction, protocol development, reporting, and regulatory approval. He will oversee the Company’s planned human trials for Protectan CBLB502 in healthy volunteers for acute radiation syndrome and head and neck cancer patients for reduction of side effects of radiation and chemotherapy, as well as the completion of the hormone-refractory prostate cancer trial for Curaxin CBLC102. Dr. Kurman will also manage future trials for Protectan CBLB612 in stem cell propagation and mobilization and the development of the next generation of Curaxin anti-cancer agents.

Dr. Kurman adds more than 25 years of global oncology drug development experience to the Cleveland BioLabs development team, including seven years of oncology private practice as well as extensive experience in directing drug development programs at pharmaceutical and biotechnology companies as well as contract research organizations.

Dr. Kurman is a member of the Board of Directors of Avalon Pharmaceuticals and Thallion Pharmaceuticals and holds the position of Adjunct Assistant Professor in the Master of Science Program in Management of Clinical Trials at New York University. Dr. Kurman’s previous experience includes senior positions in clinical operations at several divisions of Quintiles as well as clinical development at US Bioscience, Cytogen Corporation and the Janssen Research Foundation. Dr. Kurman has authored more than 20 publications and presentations in peer review settings.

Cleveland BioLabs also announced the appointment of Yakov Kogan, Ph.D. as Chief Operating Officer. Dr. Kogan is a co-founder of the Company and formerly served as Executive Vice President of Business Development.

About Cleveland BioLabs, Inc.
Cleveland BioLabs, Inc. is a drug discovery and development company leveraging its proprietary discoveries about programmed cell death to treat cancer and protect normal tissues from exposure to radiation and other stresses. The Company has strategic partnerships with the Cleveland Clinic, Roswell Park Cancer Institute, ChemBridge Corporation and the Armed Forces Radiobiology Research Institute. To learn more about Cleveland BioLabs Inc., please visit the company's website at http://www.cbiolabs.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company’s periodic filings with the Securities and Exchange Commission.

Contacts:
Rachel Levine, Director Corporate Development & Communications
Cleveland BioLabs, Inc.
T: (646) 284-9439
E: rlevine@cbiolabs.com